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  FORM 3                                                   OMB Approval
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
      (the "Act"), Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

     Credit Suisse First Boston, on behalf of Credit
     Suisse First Boston business unit
     ----------------------------------------------------------------
     (Last)          (First)          (Middle)

     Uetlibergstrasse 231, P.O. Box CH-8045
     ----------------------------------------------------------------
     (Street)

     Zurich, Switzerland
     ----------------------------------------------------------------
     (City)          (State)           (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

     March 24, 1999

3. I.R.S. Identification Number of Reporting Person, if an entity
   (Voluntary)

4. Issuer name AND Ticker or Trading Symbol

     Ascent Assurance Inc.
     Neither the ticker nor the trading symbol has been assigned

5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

                 [ ] Director
                 [X] 10% Owner
                 [ ] Officer (give title below)
                 [ ] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing
   (Check applicable Line)

      [ ] Form Filed by One Reporting Person
      [X] Form Filed by More than One Reporting Person
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              TABLE I NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security   2. Amount of    3. Ownership        4. Nature of Indirect
   (Instr. 4)             Securities      Form: Direct        Beneficial
                          Beneficially    (D) or Indirect     Ownership
                          Owned           (I) (Instr. 5)      (Instr. 5)
                          (Instr. 4)
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Common Stock,
par value $0.01
per share              3,093,999 shares         I             See Exhibit 1
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).


     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
       CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

              TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------------
1. Title of    2. Date Exer-         3. Title and Amount of     4. Conver-   5. Owner-         6. Nature of
   Derivative     cisable and           Securities Underlying      sion or      ship Form         Indirect
   Security       Expiration            Derivative Security        Exercise     of Deriv-         Beneficial
   (Instr. 4)     Date                  (Instr. 4)                 Price of     ative             Ownership
                  (Month/Day/Year)                                 Deri-        Security:         (Instr. 5)
                                                                   vative       Direct (D) or
                                                                   Security     Indirect (I)
                                                                                (Instr. 5)
-------------------------------------------------------------------------------------------------------------
               Date         Expira-     Title      Amount or
               Exer-        tion                   Number of
               cisable      Date                   Shares
-------------------------------------------------------------------------------------------------------------
Series A       immediately  Perpetual,  Common     4,765,165    Initially           I          See Exhibit 1
Convertible                 unless      Stock                   at $4.88
Preferred                   redeemed
Stock, par                  by Ascent
value $0.01                 Assurance
per share                   Inc.
-------------------------------------------------------------------------------------------------------------

Explanation of Responses:  See Exhibit 1.


          /s/ William W. Chandler                                4/05/99
----------------------------------------------           -----------------------
      ** Signature of Reporting Person                             Date
         Name:  William W. Chandler
         Title: Director


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.